Exhibit 10.19
Corporate Bonus Plan – 2011
Revised
Threshold:
For any payout under the bonus plan, the Company must meet or exceed a specified Adjusted EBITDA amount. If Adjusted EBITDA does not meet or exceed this amount, then no payouts are made to any participant under the bonus plan. Adjusted EBITDA is defined as net income (loss) before depreciation and amortization expense, interest expense, stock-based compensation expense and impairment charges.
50% of the bonus payment is based on achievement of a total revenue target (including both product revenue and research services revenue), with a floor on total revenue below which no payment in connection with total revenue achievement will be made.
50% of the bonus payment is based on achievement of an Adjusted EBITDA target, with a floor on Adjusted EBITDA below which no payment will be made under the bonus plan, whether in connection with total revenue or Adjusted EBITDA achievement.
The Payout Amount:
O	CEO
•	Bonus at target performance is 50% of salary, constituting 25% of salary in connection with total revenue achievement and 25% of salary in connection with Adjusted EBITDA achievement.

•	Receives 6.25% of salary for each million dollars (pro rated) that total revenue exceeds the total revenue floor.

•	Receives 8.33% of salary for each million dollars (pro rated) that Adjusted EBITDA exceeds the Adjusted EBITDA floor.
O	CFO, VP, Operations, and VP, Sales and Marketing
•	Bonus at target performance is 35% of salary, constituting 17.5% of salary in connection with total revenue achievement and 17.5% of salary in connection with Adjusted EBITDA achievement.

•	Receives 4.375% of salary for each million dollars (pro rated) that total revenue exceeds the total revenue floor.

•	Receives 5.83% of salary for each million dollars (pro rated) that Adjusted EBITDA exceeds the Adjusted EBITDA floor.
O	VP, Engineering, VP, Research and Development and Other Key Employees
•	Bonus at target performance is 25% of salary, constituting 12.5% of salary in connection with total revenue achievement and 12.5% of salary in connection with Adjusted EBITDA achievement.

•	Receives 3.125% of salary for each million dollars (pro rated) that total revenue exceeds the total revenue floor.

•	Receives 4.167% of salary for each million dollars (pro rated) that Adjusted EBITDA exceeds the Adjusted EBITDA floor.
Other employees may participate in the bonus plan at lower percentages for payout. In all cases, there is no cap on the maximum bonus that any participant may receive under the terms set forth above. Any and all payouts under the bonus plan will be made in Q1 of 2012. Participants in the bonus plan must be employed by the Company at the time that the payout is made.